EXHIBIT 99.1	Contact:	David W. Brunton, Chief Financial Officer Neonode Inc. (925) 355-7700 david.brunton@neonode.com

Neonode Announces Institutional Capital Raise

$6.2 Million Raised as Company Continues to Ramp up Shipments of the Neonode N2

Stockholm, Sweden - September 26, 2007 - Neonode Inc. (formerly known as SBE, Inc.) (NASDAQ: NEON), which develops unique user experience (UX) for touchscreen multi-media mobile phones, today announced a $6.2 million private placement, primarily to institutional investors, comprised of $3.1 million of three-year promissory notes of the Company, convertible into shares and of the Company's Common Stock at a conversion price of $3.50 per share, 1,028,167 shares of Common Stock and 1,391,577 Common Stock purchase warrants exercisable at a price of $3.92 per share.

Certain holders of the Company’s senior secured notes converted an aggregate of $454,900 of debt and accrued interest in the offering. The Company negotiated a delay in the convertibility of the remaining $2.8 million principal amount of such notes in exchange for three year warrants to purchase up to 216,667 shares of Common Stock at a price of $3.92 per share. Empire Asset Management, Inc. acted as financial advisor in the private placement.

“We are pleased to announce this cash infusion. The proceeds from the investment will allow us to continue to execute our plan and achieve our long term objectives” said Mikael Hagman, President and CEO. “We will use the proceeds to continue to market and expand our sales channel for the Neonode N2, licensing of our UX Technologies and future products”, continued Hagman.

About Neonode

Neonode designs, develops and sells patented technologies and products focused on unique user experiences (UX). With offices in Stockholm, Sweden and San Ramon, California, Neonode Inc. is a publicly traded company (NASDAQ: NEON) with licenses and products sold worldwide through both direct web sales and local distribution partners. More information is available at www.neonode.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about the trading of the Company’s common stock on the Nasdaq Capital Market. Such statements are only predictions and the Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the Company’s ability to negotiate a definitive licensing and distribution agreement with Turnstone. These factors and others are more fully discussed in the documents the Company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Proxy Statement, Form 10-K and Form 10-Q.